Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Bausch Health Companies Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	(1)	457(a)	20,000,000	$5.87	$117,400,000.00	0.0001476	$17,328.24

Total Offering Amounts:							$117,400,000.00		$17,328.24
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$17,328.24

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Common Shares, no par value (“Common Shares”), of Bausch Health Companies Inc. (the “Company” or the “Registrant”) issuable pursuant to the Company’s 2014 Omnibus Incentive Plan, as amended and restated effective as of May 14, 2024 (the “Plan”), and any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Common Share on the New York Stock Exchange on July 26, 2024.

Rounded up to the nearest penny.

The Registrant does not have any fee offsets.